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                                                                     EXHIBIT 3.3

State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 AM 12/09/99
991527526-2633933

                              CERTIFICATE OF MERGER

                                       OF

                                 NETSTAFF, INC.
                            (A DELAWARE CORPORATION)

                                       AND

                           MAS ACQUISITION VIII CORP.
                            (AN INDIANA CORPORATION)


         It is hereby certified that:

         1. The constituent business corporations participating in the merger herein certified are:

                  (i) NetStaff, Inc., which is incorporated under the laws of the State of Delaware; and

                  (ii) Mas Acquisition VIII Corp., which is incorporated under the laws of the State of Indiana.

         2. An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by NetStaff, Inc., a Delaware corporation, in the same manner as provided in Section 251 of the General Corporation Law of the State of Delaware, and by MAS Acquisition VIII Corp., an Indiana corporation, in accordance with the laws of the State of Indiana.

         3. The name of the surviving corporation in the merger herein specified is MAS Acquisition VIII Corp., an Indiana corporation, which will continue its existence as said surviving corporation under the name NetStaff, Inc., upon the effective date of said merger pursuant to the provisions of the Indiana Business Corporation Law.

         4. The Certificate of Incorporation of MAS Acquisition VIII Corp., the surviving corporation, shall be amended to reflect the change of its name to "NetStaff, Inc.," and once that is accomplished, said Certificate as now in full force an effect shall otherwise continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Indiana Business Corporation Law.



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         5. The executed agreement of merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is 168 South Park, San Francisco, CA 94107.

         6. A copy of the aforesaid agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

         7. Pursuant to Section 252(d) of the General Corporation Law of the State of Delaware, the aforesaid surviving corporation agrees that it may be served with process in the State of Delaware for the reasons specified in that
Section 252(d) and irrevocably appoints the Secretary of State of Delaware as its agent to accept such service of process in accordance with Section 252(d). The address to which a copy of such process, if any, shall be mailed is NetStaff, Inc., 168 South Park, San Francisco, CA 94107.


Dated: September 15, 1999              NETSTAFF, INC., a Delaware corporation


                                       By: /s/ PATRICK RYLEE
                                           -------------------------------------
                                           Patrick Rylee, President

                                       MAS ACQUISITION VIII CORP., an
                                       Indiana corporation


                                       By: /s/ PATRICK RYLEE
                                           -------------------------------------
                                           Patrick Rylee, President




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